1 iPath Commodities Banner Ad Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-145845 September 8, 2008

2 iPath Commodities Banner Ad

3 iPath Commodities Banner Ad

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iPath® Dow Jones-AIG Precious Metals
Total Return Sub-Index℠ ETN
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iPath® Dow Jones-AIG Natural Gas
Total Return Sub-Index℠ ETN (GAZ)
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iPath® Dow Jones-AIG Livestock
Total Return Sub-Index℠ ETN
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iPath® Dow Jones-AIG Coffee
Total Return Sub-Index℠ ETN
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An investment in iPath ETNs involves risks, including possible loss of principal. For a description of the main risks see "Risk Factors" in the applicable prospectus.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-76-iPATH, or you may request a copy from any other dealer participating in the offering.

Barclays Global Investors Services, a subsidiary of Barclays

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Barclays Global Investors Services, a subsidiary of Barclays Global Investors, N.A. ("BGINA"), assists in the promotion of the Securities. Barclays Global Investors, N.A. and Barclays Capital Inc. ("BCI") are affiliates of Barclays Bank PLC.

iPath ETNs (the "Securities") are unsecured obligations of Barclays Bank PLC and are not secured debt. The Securities are riskier than ordinary unsecured debt securities and have no principal protection. Risks of investing in the Securities include limited portfolio diversification, trade price fluctuations, uncertain principal repayment, and illiquidity. Investing in the Securities is not equivalent to direct investment in index or index components. The investor fee will reduce the amount of your return at maturity or on redemption, and as a result you may receive less than the principal amount of your investment at maturity or upon redemption of your

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investment at maturity or upon redemption of your Securities even if the value of the relevant index has increased.

Investments in iPath ETNs linked to commodities indexes are speculative and may exhibit high volatility. Commodities prices may be influenced by a number of unpredictable factors, including changes in supply and demand relationships; weather; agriculture; trade; pestilence; changes in interest rates; and monetary and other governmental policies, action and inaction. Index components that track the performance of a single commodity, or index components concentrated in a single sector, are speculative and may typically exhibit higher volatility. Differences between current prices and futures contract prices of the underlying commodities may also affect the value of the iPath ETNs.

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"Dow Jones®", "AIG®", "Dow Jones-AIG Commodity Index℠", "DJ-AIGCI℠", "Dow Jones-AIG Commodity Index Total Return℠", "Dow Jones-AIG Coffee Total Return Sub-Index℠", "Dow Jones-AIG Livestock Total Return Sub-Index℠", "Dow Jones-AIG Natural Gas Total Return Sub-Index℠" and "Dow Jones-AIG Precious Metals Total Return Sub-Index℠" are registered trademarks or servicemarks of Dow Jones & Company, Inc. ("Dow Jones"), and American International Group, Inc. ("AIG"), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones-AIG Commodity Index Total Return℠ are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. ("AIG-FP"), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any

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Jones"), and American International Group, Inc. ("AIG"), as the case may be, and have been licensed for use for certain purposes by Barclays Bank PLC for the Securities. The Securities based on the Dow Jones-AIG Commodity Index Total Return℠ are not sponsored, endorsed, sold or promoted by Dow Jones, AIG Financial Products Corp. ("AIG-FP"), AIG, or any of their respective subsidiaries or affiliates and none of Dow Jones, AIG-FP, AIG, or any of their respective subsidiaries or affiliates makes any representation regarding the advisability of investing in such Securities.
© 2008 BGINA. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners.
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ACCESS 21 ETNs IN THE iPATH COMMODITIES SUITE.
iPath® Dow Jones-AIG Livestock Total Return Sub-Index℠ ETN (COW)
iPath® Dow Jones-AIG Natural Gas Total Return Sub-Index℠ ETN (GAZ)
iPath® Dow Jones-AIG Coffee Total Return Sub-Index℠ ETN (JO)
iPath® Dow Jones-AIG Precious Metals Total Return Sub-Index℠ ETN (JJP)
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